March 3, 1998




NuWave Technologies, Inc.
One Passaic Avenue
Fairfield, New Jersey 07004


                       Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to NUWAVE Technologies, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") on March 3, 1998 for the purpose of registering under the Securities Act of 1933, as amended, an aggregate of 1,422,485 shares (the "Shares") of common stock of the Company, par value $.01 per share (the "Common Stock"), all of which Shares are to be sold by ProFutures Special Equities Fund, L.P. (the "Selling Stockholder"). The Shares being registered comprise of the following: (i) 253,485 shares of Common Stock issued to the Selling Stockholder (the "Initial Shares") pursuant to a Private Securities Subscription Agreement dated as of February 6, 1998 (the "Subscription Agreement") by and between the Company and the Selling Stockholder; (ii) 50,000 shares of Common Stock issuable upon exercise of a warrant (the "Warrant") dated February 6, 1998 and issued to the Selling Stockholder pursuant to the Subscription Agreement; (iii) up to 1,069,000 shares of Common Stock (the "Put Shares") which may be put to the Selling Stockholder pursuant to the Subscription Agreement; and (iv) 50,000 shares of Common Stock issuable upon exercise of a supplemental warrant (the "Supplemental Warrant") which may be issued to the Selling Stockholder pursuant to the Subscription Agreement.

         In connection with rendering the opinions hereinafter expressed, we have examined (i) such matters of law; (ii) such corporate agreements, instruments, documents and records of the Company; and (iii) such certificates of public officials and such other documents as we have deemed necessary or appropriate, including:

         (1) a copy of the Articles of Incorporation and By-laws, each as amended, of the Company;


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March 3, 1998
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         (2) an executed copy of the Subscription Agreement;

         (3) an executed copy of the Registration Rights Agreement dated as of February 6, 1998 (the "Registration Rights Agreement") by and between the Company and the Selling Stockholder;

         (4) an executed copy of the Warrant; and

         (5) an execution copy of the Supplemental Warrant.

         In making such examination and in rendering the opinions set forth below, we have assumed and relied upon the genuineness of all signatures, the authenticity of all corporate records, certificates, instruments and documents submitted to us as originals and the conformity to authentic originals of all corporate records, certificates, instruments and documents submitted to us as certified, conformed or photostatic copies. In our examination of such corporate records, certificates, instruments and documents, we have also, with your permission, assumed and relied upon the correctness of the factual information contained therein and the authority of all persons maintaining records or executing such certificates, instruments, and documents.

         We have assumed that the Selling Stockholder has the power and authority and has taken the action necessary to execute and deliver, and perform its obligations under, the Subscription Agreement and the Registration Rights Agreement, that the Subscription Agreement and the Registration Rights Agreement have been validly executed and delivered by the Selling Stockholder and are binding on the Selling Stockholder, and that no consent, approval, authorization, declaration or filing by or with any governmental commission, board or agency is required for the valid execution and delivery by the Selling Stockholder of, and performance of its obligations under, the Subscription Agreement and the Registration Rights Agreement.

         On the basis of the foregoing, and subject to the qualifications, assumptions and exceptions set forth herein, we are of the opinion that:

         1. The Initial Shares have been validly issued, fully paid and non-assessable.

         2. Upon valid exercise by the holder of the Warrant of its right thereunder to purchase the Common Stock of the Company issuable under the Warrant (collectively, the "Warrant Shares") and the payment by such holder of the exercise price therefor in accordance with the terms of the Warrant, and upon the proper issuance of the Warrant Shares, such Warrant Shares will be validly issued, fully paid and non-assessable.

         3. If the Company elects to exercise its right to put the Put Shares to the Selling Stockholder pursuant to the terms of the Subscription Agreement, then upon payment by the Selling Stockholder of the full consideration for the Put Shares in accordance with the terms

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NuWave Technologies, Inc.
March 3, 1998
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of the Subscription Agreement, and upon the proper issuance of the Put Shares, such Put Shares will be validly issued, fully paid and non-assessable.

         4. When the Supplemental Warrant is issued in accordance with the terms of the Subscription Agreement and upon valid exercise by the holder of the Supplemental Warrant of its right thereunder to purchase the Common Stock of the Company issuable under the Supplemental Warrant (collectively, the "Supplemental Warrant Shares") and the payment by such holder of the exercise price therefor in accordance with the terms of the Supplemental Warrant, and upon the proper issuance of the Supplemental Warrant Shares, such Supplemental Warrant Shares will be validly issued, fully paid and non-assessable.

         This opinion is rendered to the Company in connection with the filing of the Registration Statement and for no other purpose. We are not members of the bar of any State other than New York. Accordingly, this opinion is rendered solely with respect to the laws of the State of New York, the federal law of the United States of America and the General Corporation Law of the State of Delaware. We specifically disclaim any obligation to update or supplement this opinion to reflect any events or state of facts which may hereafter come to our attention or any changes in statutes or regulations or any court decisions which may hereafter occur or be issued.


                                   Very truly yours,